EXHIBIT M

VOTING AGREEMENT

VOTING AGREEMENT dated as of July 10, 2008, by and among the undersigned holders (each, a “Shareholder”) of shares of common stock of The X-Change Corporation (the “Company Common Stock”) for the benefit of Samson Investment Company, a Nevada corporation, Ironman PI Fund (QP), L.P., a Texas limited partnership, and John Thomas Bridge and Opportunity Fund, LP, a Delaware limited partnership (each a “Purchaser” and collectively, the “Purchasers”) as follows:

WHEREAS, on December 4, 2007, pursuant to that certain Securities Purchase Agreement by and among the Purchasers, the Company and AirGATE Technologies, Inc. (as amended, modified or supplemented from time to time, the “Purchase Agreement”) the Company sold to the Purchasers (i) an aggregate principal amount of $1,800,000 of the Company’s Senior Secured Convertible Term Notes bearing an annual interest rate of 8% with a maturity date of five (5) years from the date of issuance (as amended, restated, amended and restated, modified or supplemented from time to time the “Tranche A Notes”), which are convertible into shares of the Company Common Stock and (ii) warrants to purchase 4,500,000 shares of the Company Common Stock (collectively, the “Tranche A Warrants”); and

WHEREAS, pursuant to the Purchase Agreement, the Company desires to sell to the Purchasers (i) an aggregate principal amount of $1,800,000 of the Company’s Senior Secured Convertible Term Notes bearing an annual interest rate of 8% with a maturity date of five (5) years from the date of issuance (the “Tranche B Notes” and, together with the Tranche A Notes, the “Notes”), which are convertible into shares of the Company Common Stock, (ii) warrants to purchase up to 25,714,286 shares of the Company Common Stock (collectively, the “Tranche B Warrants” and, together with the Tranche A Warrants, the “Warrants”), and (iii) 16,714,286 shares of the Company Common Stock (the “Tranche B Shares”); and

WHEREAS, there are currently insufficient shares of the Company Common Stock authorized under the Company’s Articles of Incorporation for the Company to comply with its obligations to issue shares of Company Common Stock upon conversion of the Notes and exercise of the Warrants; and

WHEREAS, the Purchase Agreement provides that the Company will promptly call a special meeting of its stockholders for the purpose of voting to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company Common Stock so that the Company will have an adequate reserve from its duly authorized shares of Company Common Stock to comply with its obligations to issue shares of Company Common Stock upon conversion of the Notes and exercise of the Warrants; and

WHEREAS, as a material inducement to the purchase by the Purchasers of the Tranche B Notes, the Tranche B Warrants, and the Tranche B Shares, the Shareholders wish to evidence their obligation to vote all shares of Company Common Stock that the Shareholders own or are otherwise entitled to vote to approve the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company Common Stock so that the Company will have an adequate reserve from its duly authorized shares of Company Common Stock to comply with its obligations under the Notes and Warrants.

NOW, THEREFORE, the Shareholders agree as follows:

1.         Each Shareholder hereby agrees to vote the shares of Company Common Stock set forth opposite its name in Schedule A hereto (the “Schedule A Securities”) to approve the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company Common Stock so that the Company will have an adequate reserve from its duly authorized shares of Company Common Stock to comply with its obligations under the Notes and Warrants and any actions directly and reasonably related thereto at any meeting or meetings of the shareholders of the Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such matters are submitted for the consideration and vote of the shareholders of the Company. Upon approval by the Shareholders of an amendment to the Company’s Articles of Incorporation in accordance with this paragraph, this Voting Agreement shall terminate.

2.         Each Shareholder hereby agrees that such Shareholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Schedule A Securities in any manner inconsistent with the obligations of such Shareholder under this Agreement or take any other action that is inconsistent with the obligations of such Shareholder under this Voting Agreement, including any action that would prevent, or materially delay, the receipt of the approvals contemplated by the Purchase Agreement.

3.         Each Shareholder hereby irrevocably appoints the Purchasers, or any of them, as proxy for and on behalf of such Shareholder to vote (including, without limitation, the taking of action by written consent) such Shareholder’s Schedule A Securities, for and in the name, place and stead of such Shareholder for the matters and in the manner contemplated in Section 1 hereof. The Purchasers shall vote the Schedule A Securities to approve the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company Common Stock so that the Company will have an adequate reserve from its duly authorized shares of Company Common Stock to comply with its obligations under the Notes and Warrants.

4.         Each Shareholder hereby represents and warrants to the Purchasers that as of the date hereof:

(a)       Such Shareholder (i) owns beneficially all of the shares of Company Common Stock set forth opposite the Shareholder’s name in Schedule A hereto, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person, and (iii) has not entered into any voting agreement or other similar agreement with or granted any person any proxy (revocable or irrevocable) in respect of such shares; and

(b)       This Voting Agreement is the valid and binding agreement of such Shareholder.

5.         If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

6.         This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

7.         The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Voting Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

8.         This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.         Each Shareholder will, upon request, execute and deliver any additional documents deemed by the Purchasers to be necessary or desirable to complete and effectuate the covenants contained herein.

10.       No Shareholder shall sell, assign, transfer, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding in respect of the direct or indirect sale, assignment, transfer, or other disposition of, any Schedule A Securities at any time prior to the grant of the approval contemplated by Section 1 hereof unless any such transferee enters into a binding agreement to vote such shares and otherwise act in respect thereof in accordance with the obligations imposed on the Shareholder hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first set forth above.

SHAREHOLDERS:

Michael L Sheriff:

______________________________

Sheriff Family Limited Partnership:

______________________________

By: Michael L. Sheriff – General Partner

Ivan Chow:

______________________________

[Signature Page to Voting Agreement]

Kathleen Hanafan:

______________________________

PURCHASERS:

Samson Investment Company

By:___________________________

Name: ________________________

Its: ___________________________

Ironman PI Fund (QP), L.P.

By: Ironman Energy Partners, L.P.,

its general partner

By: Ironman Capital Management, LLC,

its general partner

By:______________________________

Name: G. Bryan Dutt

Its: President

John Thomas Bridge and Opportunity Fund, LP

By: ______________________________

Name: ____________________________

Its: _______________________________

Schedule A

Individual/Entity	Number of Shares of Company Common Stock
Michael L. Sheriff	5,450,000
Ivan Chow	950,000
Kathleen Hanafan	100,000
Sheriff Family LP	1,200,000